As filed with the Securities and Exchange Commission on June 26, 2020
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

1ST CONSTITUTION BANCORP

(Exact name of registrant as specified in its charter)

New Jersey	22-3665653
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2650 Route 130

P.O. Box 634

Cranbury, New Jersey 08512

(Address, including zip code, of registrant’s principal executive offices)

1st CONSTITUTION BANCORP 2020 DIRECTORS STOCK PLAN

(Full title of the Plan)

Mr. Robert F. Mangano

President and Chief Executive Officer

1st Constitution Bancorp

2650 Route 130

P.O. Box 634

Cranbury, New Jersey 08512

(609) 655-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______

With a Copy to:

Scott Warren Goodman, Esq.

Day Pitney LLP

One Jefferson Road

Parsippany, New Jersey 07054

(973) 966-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value per share	62,129 shares	$12.41	$771,020.89	$100.08

__________________________

(1)	Represents shares that are or may become available for issuance under the 1st Constitution Bancorp 2020 Directors Stock Plan (the “Plan”), consisting of (x) 60,000 newly authorized shares available for issuance under the Plan, and (y) 2,129 shares that were available for issuance under the 1st Constitution Bancorp 2015 Directors Stock Plan immediately prior to the filing of this Registration Statement on Form S-8, which shares have become available for issuance under the Plan.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of shares of common stock that may be issuable pursuant to the anti-dilution provisions contained in the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the common stock of the Registrant as reported on June 24, 2020 on the Nasdaq Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.*

Not filed with this Registration Statement.

ITEM 2.	Registrant Information and Employee Plan Annual Information.*

Not filed with this Registration Statement.

* All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed by 1st Constitution Bancorp (the “Company”) with the Commission are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 16, 2020.

2.	Portions of the Company’s definitive proxy statement on Schedule 14A filed with the Commission on April 16, 2020 that are incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 11, 2020.

4.	The Company’s Current Reports on Form 8-K filed with the Commission on January 17, 2020, January 31, 2020, March 13, 2020, May 4, 2020, May 22, 2020 and June 17, 2020.

5.	The description of the Company’s common stock, no par value per share, set forth in the Registration Statement on Form S-4 (File No. 333-191841) originally filed by the Company with the Commission on October 22, 2013, and any amendment or report filed for the purpose of updating such description.

In addition, all other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are hereby incorporated herein by reference and are deemed a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no document, or portion thereof or exhibit to a document, that is “furnished” to the Commission, including under Item 2.02 or 7.01 of Form 8-K, prior to, on or subsequent to the date hereof, shall be incorporated herein by reference.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Limitation of Liability of Directors and Officers. The Company’s certificate of incorporation contains provisions that may limit the liability of any director or officer of the Company to the Company or its shareholders for damages for an alleged breach of any duty owed to the Company or its shareholders. This limitation will not relieve an officer or director from liability based on any act or omission (i) in breach of such person’s duty of loyalty to the Company or its shareholders; (ii) not in good faith or involving a knowing violation of law; or (iii) resulting in receipt by such officer or director of an improper personal benefit. These provisions are explicitly permitted by Section 14A:2-7(3) of the New Jersey Business Corporation Act.

Indemnification of Directors, Officers, Employees and Agents. The Company’s certificate of incorporation provides that the Company will indemnify to the full extent from time to time permitted by law, any person made, or threatened to be made, a party to, or a witness or other participant in, any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative, arbitrative, legislative, investigative or of any other kind, by reason of the fact that such person is or was a director, officer, employee or other agent of the Company or any subsidiary of the Company or serves or served any other enterprise at the request of the Company against expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therein. The Federal Deposit Insurance Act generally prohibits indemnification of a holding company’s directors and officers for any penalty or judgment resulting from any administrative or civil action instituted by a federal banking agency.

Section 14A:3-5 of the New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against its expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner that the agent reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe its conduct was unlawful. For purposes of the New Jersey Business Corporation Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” for any other enterprise at the request of the corporation.

With respect to any derivative action, the Company is empowered to indemnify a corporate agent against its expenses (but not its liabilities) incurred in connection with any proceeding involving the corporate agent by reason of the agent being or having been a corporate agent if the agent acted in good faith and in a manner that the agent reasonably believed to be in or not opposed to the best interests of the Company. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

The Company may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant the agent the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses if it is ultimately determined that the agent is not entitled to indemnification.

Insurance. The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

Exhibit No.	Description

5	Opinion of Day Pitney LLP (filed herewith)

23.1	Consent of BDO USA, LLP (filed herewith)

23.2	Consent of Day Pitney LLP (included in Exhibit 5 hereto)

24	Power of Attorney (included on the signature page hereto)

99	1st Constitution Bancorp 2020 Directors Stock Plan (filed herewith)

ITEM 9.	Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cranbury, State of New Jersey, on June 26, 2020.

1st CONSTITUTION BANCORP

Date: June 26, 2020	By:	/s/ Robert F. Mangano
Robert F. Mangano President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert F. Mangano, Stephen J. Gilhooly and Frank Lawatsch, Jr., Esq. as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Robert F. Mangano	President, Chief Executive Officer and Director	June 26, 2020
Robert F. Mangano	(Principal Executive Officer)

/s/ Charles S. Crow, III	Chairman of the Board	June 26, 2020
Charles S. Crow, III

/s/ William M. Rue	Director	June 26, 2020
William M. Rue

/s/ Edwin J. Pisani	Director	June 26, 2020
Edwin J. Pisani

/s/ Antonio L. Cruz	Director	June 26, 2020
Antonio L. Cruz

/s/ Roy D. Tartaglia	Director	June 26, 2020
Roy D. Tartaglia

/s/ J. Lynne Cannon	Director	June 26, 2020
J. Lynne Cannon

/s/ James G. Aaron	Director	June 26, 2020
James G. Aaron

/s/ Carmen M. Penta	Director	June 26, 2020
Carmen M. Penta

/s/ William J. Barrett	Director	June 26, 2020
William J. Barrett

/s/ Raymond R. Ciccone	Director	June 26, 2020
Raymond R. Ciccone

/s/ Stephen J. Gilhooly	Senior Vice President, Treasurer and	June 26, 2020
Stephen J. Gilhooly	Chief Financial Officer (Principal Financial Officer)

/s/ Naqi A. Naqvi	Senior Vice President and Chief Accounting Officer	June 26, 2020
Naqi A. Naqvi	(Principal Accounting Officer)